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                                                               Exhibit 12.1

               United Air Lines, Inc. and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges


                                             Three Months Ended
                                                  March 31
                                              1994        1993
                                               (In Millions)
Earnings:

  Loss before income taxes                  $   (29)    $  (120)
  Fixed charges, from below                     275         254
  Undistributed earnings of affiliates          (14)         -
  Interest capitalized                          (12)        (10)

    Earnings                                $   220     $   124


Fixed charges:

  Interest expense                          $    94     $    81

  Portion of rental expense
    representative of the
    interest factor                             181         173

      Fixed charges                         $   275     $   254


Ratio of earnings to fixed charges              (a)         (a)



(a) Earnings were inadequate to cover fixed charges by $55 million in the first quarter of 1995 and $130 million in the first quarter of 1994.

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